------                                  U.S. SECURITIES AND EXCHANGE COMMISSION                       ------------------------------
FORM 4                                          WASHINGTON, D.C. 20549                                         OMB APPROVAL
------                                                                                                ------------------------------
                                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:     December 31, 2001
    longer subject to                Filed pursuant to Section 16(a) of the Securities                Estimated average burden
    Section 16. Form 4                   Exchange Act of 1934, Section 17(a) of the                   hours per response.........0.5
    or Form 5 obligations                Public Utility Holding Company Act of 1935                   ------------------------------
    may continue. See                    or Section 30(f) of the Investment Company
    Instruction 1(b).                                  Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    AMDAHL,         CARL                          F5 NETWORKS, INC. (ffiv)                      to Issuer (check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer        X  Other (specify
    48468 AVALON HEIGHTS TERRACE                  Person (Voluntary)         FEBRUARY 2001      ----              --- below)
--------------------------------------------                              -------------------   (give title below)
                  (Street)                                                5. If Amendment,      BOARD OF DIRECTOR
                                                                             Date of Original   ------------------------------------
    FREEMONT,        CA             94539                                    (Month/Year)
--------------------------------------------                                                 7. Individual or Joint/Group Filing
    (City)        (State)           (Zip)                                 -------------------   (check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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COMMON STOCK                     02/13/01   M            18,000    A        $0.50       46,000               D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (3-99)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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NON-QUALIFIED STOCK OPTION   $0.50      02/13/01     M                18,000           05/11/08   COMMON  18,000
(RIGHT TO BUY)                                                                                    STOCK
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   28,000                  D

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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ CARL AMDAHL                 3/5/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
 If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                                       Page 2
form are not required to respond unless the form displays a currently valid OMB Number.                              SEC 1474 (3-99)
